EXHIBIT 8(c)

SECOND AMENDED AND RESTATED SECURITIES LENDING AGENCY AGREEMENT

This Second Amended and Restated Agreement, dated as of February 1, 2014, between each investment company severally and not jointly, identified on Schedule A, as such schedule may be amended from time to time (each a “Client”), acting on behalf of itself or the funds listed on Schedule A thereto and any future series of a Client (each, a “Fund”), by and through BlackRock Advisors, LLC, not in its individual capacity but as agent and investment advisor, and BlackRock Investment Management, LLC (the “Lending Agent”), a Delaware limited liability company.

WHEREAS, each Client is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Lending Agent acts as the agent for each Client and it corresponding Funds, as applicable, for the purpose of lending securities pursuant to a securities lending agency agreement, dated as of June 1, 2007, as amended March 1, 2011;

WHEREAS, the parties to this Agreement desire to amend and restate such agreement on the terms set forth herein; and

WHEREAS, the Directors or Trustees, as the case may be, of each Client have authorized each Client and its corresponding Funds, as applicable, to lend securities to Approved Borrowers (as defined below); and

WHEREAS, the Directors or Trustees, as the case may be, of each Client have approved the appointment of the Lending Agent as each Client’s securities lending agent and coordinator of each Client’s securities lending program, subject to the terms and conditions set forth herein;

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the parties hereto agree as follows:

1.         Appointment. The Client, on behalf of its Funds, as applicable, appoints BlackRock Investment Management, LLC as its lending agent, and BlackRock Investment Management, LLC accepts such appointment. The Lending Agent will act solely as a directed agent of the Client hereunder, and the Lending Agent shall have no duties or responsibilities in respect of securities lending transactions except those expressly set forth in this Agreement.

2.         Authorizations. The Client authorizes the Lending Agent to act as agent as set forth in this Section.

2.1	Lending of Available Securities. The Client authorizes the Lending Agent to lend, on the Client’s behalf, those securities (“Available Securities”) which are held in accounts maintained under the supervision of the Client’s custodian (the “Custodian”) or any sub-custodian (each a “Custody Account”), other than securities which the Client’s investment advisor (the “Advisor”), on behalf of the Client, specifically notifies the Lending Agent are not available for lending. With respect to the Clients identified on Schedule A as being in the Equity-Liquidity

Complex or the Closed-End Complex, except as otherwise agreed by the Client and the Advisor, the Advisor shall lend Available Securities only when the “lending spread” with respect to such Available Securities is equal to or greater than 300 basis points, determined at the time such loan is entered into (“Specials Only Securities”). For purposes of this Agreement, “lending spread” shall mean the difference between the rebate rate (interest rate) owed to the Approved Borrower and the risk free rate (typically Fed Funds Target). The Client warrants to the Lending Agent that it will give appropriate instructions to the Advisor and the Custodian sufficient to permit the Lending Agent to arrange and settle loan transactions on the Client’s behalf as contemplated by this Agreement.

2.2	Lending to Approved Borrowers. The Client authorizes the lending of Available Securities to any one or more of the institutions approved by the Client, the Client’s Board of Directors/Trustees and/or the Client’s Advisor, in accordance with the Funds’ Guidelines and Procedures for Lending of Securities (“Securities Lending Guidelines”) (each, an “Approved Borrower”). The Client’s Advisor, on behalf of the Client, may request that the Lending Agent change the Approved Borrowers by delivering an updated list to the Lending Agent, provided that the Advisor shall report to the Board of Directors/Trustees at its next quarterly meeting any addition or removal of an Approved Borrower to or from the “approved list” made by the Advisor since the Board of Directors/Trustees prior quarterly meeting.
2.3	Securities Loan Agreement. The Lending Agent is authorized to execute securities loan agreements (each an “SLA”) as the Client’s agent on a disclosed basis with Approved Borrowers. The SLA will be in substantially a form or forms set forth in Schedule B hereto, as such form or forms may be materially amended from time to time with prior written approval of the Client. The Client specifically approves such form of agreement and agrees, upon request of the Lending Agent, to cause the Advisor to promptly furnish to the Lending Agent the Client’s financial statements or other documents or information reasonably requested by the Lending Agent in order to enable the Lending Agent to satisfy reasonable credit and legal requests by Approved Borrowers in connection with any SLA or loan transaction.
2.4	Lending under Approved Terms. All loans arranged by the Lending Agent on behalf of a Client shall comply with applicable Securities and Exchange Commission (“SEC”) guidelines for securities lending, any applicable SEC exemptive orders, no-action positions taken by the staff of the SEC with respect to securities lending transactions, and the investment restrictions and/or guidelines for the Client, all of which shall be provided to the Lending Agent by the Client or the Advisor, and shall be subject to the terms of an SLA substantially similar to Schedule B. The Client may, at the request of the Lending Agent, approve changes to the approved terms by delivering an amended Schedule B to the Lending Agent. The Lending Agent shall negotiate on behalf of the Client with each Approved Borrower all terms of a securities loan, including the amounts or fees to be received or paid pursuant to the applicable SLA. The Lending Agent
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may prepare a transactional confirmation in respect of each loan effected pursuant to an SLA, setting forth the securities borrowed and the material terms of the loan, and may transmit such confirmation to the Approved Borrower in accordance with such SLA. The Client understands and agrees that the identity of the Client will be disclosed by the Lending Agent to the Approved Borrower in accordance with the SLA.

2.5	Authorizations by Client. The Client authorizes and empowers the Lending Agent to execute in the Client’s name all agreements and documents as may be necessary or appropriate in the Lending Agent’s judgment to carry out the purposes of this Agreement. It is understood and agreed that the Lending Agent is authorized to supply any information regarding the Client that is required by an SLA or under applicable law.

3.         Loan of Securities. During the term of any securities loan, the Client shall permit the loaned securities to be transferred, pursuant to a SLA, into the name of an Approved Borrower.

3.1	Limits on Return of Loaned Securities. The Client acknowledges that, under the applicable SLA, Approved Borrowers will not be required to return loaned securities immediately upon receipt of notice from the Lending Agent terminating the applicable loan, but instead will be required to return such loaned securities within the earlier of (i) such period of time following such notice which is the standard settlement period for trades of the loaned securities entered into on the date of such notice in the principal market therefor, or from the giving of such notice or (ii) the third business day following such notice.
3.2	Recall of Loaned Securities. Upon receiving a notice from the Advisor that Available Securities which have been lent to an Approved Borrower should no longer be considered Available Securities (whether because of the sale of such securities or otherwise), the Lending Agent shall notify promptly thereafter the Approved Borrower which has borrowed such securities that the loan of such securities is terminated and that such securities are to be returned within the time specified by the applicable SLA, provided that the Lending Agent may alternatively determine that it is in the best interests of another lending client of the Lending Agent to renew and restate such loan transaction on behalf, and in the name, of such other lending client and cause to be delivered to the Client an equivalent amount of such security from the assets of such other lending client (in which event such renewal and restatement of the loan shall constitute separate transactions between each lending client of the Lending Agent and the borrower shall not be construed as a transaction between such clients).
3.3	Notification of Sales of Loaned Securities. The Client acknowledges its obligation to the Lending Agent, as applicable, to cause and require the Advisor to provide notification of any sale of securities which are out on loan by the close of business, in the principal market therefor, on trade date of such sale.
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3.4	Termination. The Lending Agent is authorized in its discretion to terminate any securities loan entered into with an Approved Borrower without prior notice to the Client, subject to the conditions of the relevant SLA. The Advisor, on behalf of a Client, may instruct the Lending Agent to terminate any loan on any date, subject to the conditions of the relevant SLA. The Lending Agent agrees to comply with any such instruction.
3.5	Lending Agent Subject to Supervision of Advisor. The Lending Agent shall at all times be subject to the supervision of the Advisor.

4.         Loan Collateral. For each loan of securities, the Approved Borrower shall pledge as collateral any of the following items: (a) cash in U.S. dollars or foreign currency (“Cash Collateral”) or (b) securities issued or fully guaranteed by the United States government or any agencies or instrumentalities thereof (“Non-Cash Collateral” and, collectively with Cash Collateral, “Collateral”) having a market value (as determined by the Lending Agent pursuant to the applicable SLA) at least equal to the market value of the loaned securities (as determined by the Lending Agent pursuant to the applicable SLA); plus such other collateral as may be then permitted by applicable law, regulation and/or interpretation, and the Securities Lending Guidelines.

4.1	Receipt of Collateral. At the commencement of any loan, the Lending Agent shall instruct the Approved Borrower to transfer to the Lending Agent the required Collateral. Collateral will be received from an Approved Borrower prior to or simultaneous with delivery of the securities loaned. If the Approved Borrower does not provide Collateral to the Lending Agent, as previously agreed, then the Lending Agent will cancel the corresponding loan instruction prior to delivery.
4.2	Holding and Administration of Collateral.
(a)	Cash Collateral. All Cash Collateral shall be received, held and administered by the Lending Agent for the benefit of the Client in the applicable account maintained by the Lending Agent. The Lending Agent is hereby authorized and directed, without obtaining any further approval from the Client or the Advisor, to invest and reinvest all Cash Collateral in accordance with the Securities Lending Guidelines (“Permitted Investments”).
(b)	Non-Cash Collateral. All Non-Cash Collateral shall be received, held and administered by the Lending Agent for the benefit of the Client in the applicable Custody Account or other account established for the purpose of holding Non-Cash Collateral.
4.3	Maintenance of Collateral Margin. In respect of loans of securities entered into on behalf of the Client, the Lending Agent will value on a daily basis under policies consistent with the valuation policies of the Client, in accordance the applicable SLA, the loaned securities and all Collateral and, where applicable, the
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Lending Agent shall, in accordance with the provisions of the applicable SLA, request the Approved Borrower to deliver sufficient additional Collateral to the Client by 12:00 noon on the next business day to satisfy the applicable margin requirement. If, as a result of marking-to-market, Collateral is required to be returned to the Approved Borrower under the SLA, the Lending Agent will return such Collateral to the Approved Borrower.

4.4	Substitution of Collateral. To the extent the Client’s Board of Directors/Trustees permits the use of Non-Cash Collateral, the Client acknowledges and agrees that, pursuant to any SLA, the Lending Agent may permit an Approved Borrower to substitute Collateral of any type specified in Section 4 hereof during the term of any loan so long as the required margin in respect of such loan continues to be satisfied at the time of such substitution.
4.5	Return of Collateral. Upon termination of the loan, the Lending Agent shall instruct the Approved Borrower to return the loaned securities to the applicable Clearing Account. The Lending Agent will instruct any custodian or sub-custodian of the Client to accept such return delivery of loaned securities. The Lending Agent shall monitor the return of loaned securities. Once the Lending Agent has confirmed settlement of the return of the loaned securities, the Lending Agent shall effect, on behalf of the Client, the redemption of any Permitted Investment, if applicable, and effect the return of Collateral due the Approved Borrower in accordance with the Approved Borrower’s transfer instructions with respect thereto, without obtaining any further approval from the Client.

5.         Investment of Cash Collateral. Pursuant to the SLA, the Client shall have the right to invest Cash Collateral received in respect of any loan, subject to an obligation, upon the termination of the loan, to return to the Approved Borrower the amount of cash initially pledged (as adjusted for any interim marks-to-market).

5.1	Cash Collateral Investment Direction. The Client authorizes and directs the Lending Agent, subject to oversight by the Advisor, to cause to be invested, on the Client’s behalf and at the Client’s sole risk, all Cash Collateral by effecting purchases and sales and/or subscriptions and redemptions of such Collateral in accordance with the Securities Lending Guidelines. The Lending Agent shall, where applicable, send timely instructions to the transfer agent of the Permitted Investment with respect to any cash transfers required to be completed in conjunction with any subscription or redemption in a Permitted Investment, and cause the Advisor and the Custodian to be notified of such investment. To facilitate the Lending Agent’s ability to effect investments of Cash Collateral authorized by this Agreement, the Client appoints the Lending Agent as its true and lawful attorney-in-fact, with full power of substitution and revocation, in its name, place and stead to take action in the Client’s name to the extent necessary or desirable to fulfill the purposes of this Agreement, including, without limitation, (i) to establish trading accounts in a Client’s name, (ii) to execute and deliver such contracts and other documents on a Client’s behalf as the Lending Agent, in its discretion, deems necessary or desirable to establish such trading
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accounts or otherwise to effect investments on the Client’s behalf that are authorized by this Agreement, and (iii) to act, in the Lending Agent’s discretion, in the Client’s name to enforce the Client’s rights and remedies under such contracts or documents.

5.2	Cash Collateral Investment Risk. Any investment of Cash Collateral shall be at the sole risk of the Client. Any income or gains and losses from investing and reinvesting any Cash Collateral delivered by an Approved Borrower pursuant to an SLA shall be at the Client’s risk, and the Client agrees that to the extent any such losses reduce the amount of cash below the amount required to be returned to the Approved Borrower upon the termination of any loan (including any Cash Collateral Fee as defined in the SLA), the Client will, on demand of the Lending Agent, immediately pay or cause to be paid to such Approved Borrower an equivalent amount in cash.

6.         Borrower Default. In the event of default by a Borrower with respect to any loan entered into pursuant to an SLA, the Lending Agent will take such actions as agent for the Client as are set forth in the applicable SLA. In addition, the following provisions shall apply.

6.1	Replacement of Loaned Securities. If the Lending Agent declares an event of default pursuant to the SLA with a Borrower (a “Default Event”), then the Lending Agent shall use the Collateral or the proceeds of the liquidation of Collateral to purchase for the affected Client’s account, for settlement in the normal course, replacement securities of the same issue, type, class and series as that of the loaned securities (“Buy-In”). The Lending Agent shall purchase an amount of replacement securities having a value equal to the value of the securities on loan for which a Default Event has been declared. If the cost of fully replacing the loaned securities is greater than the value of the Collateral (or liquidated damages calculated under Section 6.2), the Lending Agent shall be responsible for using its funds, at its expense, to satisfy the shortfall, but only to the extent that such shortfall is not due to any diminution in the value of the Collateral due to reinvestment risk that is borne by the Client pursuant to Section 5 of this Agreement. For purposes of this Section, value of the Collateral shall be calculated as follows:
6.1.1	Value of Cash Collateral. In the case of loans collateralized solely by Cash Collateral, the value of the Collateral shall be the market value of such Cash Collateral.
6.1.2	Value of Securities Collateral. In the case of loans collateralized solely by securities Collateral, the value of the Collateral shall be the market value of such Collateral.
6.1.3	Valuation Date. The value of the Collateral shall be determined on the date of the Buy-In (or the payment made pursuant to Section 6.2 below).
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6.1.4	Market Value. Market value shall be determined by the Lending Agent, where applicable, based upon the valuation policies adopted by the Client’s Board of Directors/Trustees.
6.1.5	Multiple Forms of Collateral. Where a loan is collateralized by more than one type of Collateral, the aggregate market value of Collateral securing such loan (for the purpose of computing the indemnity) shall be the sum of the market values for each relevant type of Collateral.
6.2	Impossibility of Replacement/Liquidated Damages. If the Lending Agent determines that a Buy-In is commercially impracticable (for any reason other than price), the Lending Agent shall, in lieu of effecting a Buy-In, pay to the affected Client an amount equal to the market value of the loaned securities determined at the close of business on the date of the Default Event to be reduced by any shortfall diminution in the value of the Collateral due to reinvestment risk that is borne by the Client pursuant to Section 5.
6.3	Replacement of Distributions. In addition to making the purchases or payments required above, the Lending Agent shall pay from the proceeds of Collateral to the Client the value of all distributions on the Loaned Securities, the record dates for which occur before the date that the Lending Agent executes a Buy-In or makes the payments to the Client required pursuant to Section 6.2 and that have not otherwise been credited to the Client’s Custody Account. For purposes of this Section, the value of such distributions shall be calculated net of taxes, expenses or other deductions that would normally accrue to such distributions. The Lending Agent shall use Collateral or the proceeds of such Collateral to the extent available to make such payments of distributions.
6.4	Collateral not in Possession or Control of the Lending Agent. If, on the date of the Default Event, by reason of the Client’s request or actions, the Lending Agent is not in possession or control of the Collateral allocated to the defaulted Loan, the Client shall promptly cause such Collateral to be transferred to the Lending Agent for application against the cost of any Buy-In. In such event, the replacement provisions of this Section 6 shall not apply, and the compensation of the Client shall be limited to the value of the Collateral on the date that Buy-In or replacement payment may be affected.
6.5	Subrogation and Assignment of Rights in Collateral. In the event that the Lending Agent is required to perform or make any payment under this Section, the Client agrees that, to the extent of such performance or payment, the Lending Agent shall be subrogated to the Client, and the Client shall assign, and be deemed to have assigned, to the Lending Agent all of such Client’s rights in, to and against the Borrower in respect of the related loan, any Collateral pledged by such Borrower in respect of such loan and all proceeds of such Collateral to the extent permitted by applicable law. In the event that the Client receives or is credited with any payment, benefit or value from or on behalf of the Borrower in respect of rights to which the Lending Agent is subrogated as provided herein, the
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Client shall promptly remit or pay to the Lending Agent the same (or, where applicable, its United States dollar equivalent).

7.              Income, Corporate Actions and Substitute Payments. Income, corporate actions and Substitute Payments (as defined in Sections 7.1 and 7.2) shall be dealt with as provided in this Section 7.

7.1	Income and Related Payments to Borrower. Payments to an Approved Borrower shall be made in accordance with the terms of the applicable SLA.
7.2	Income and Related Payments to Client. The Lending Agent shall instruct each Approved Borrower which is a party to a SLA to remit any payment in-lieu-of the interest or other distribution on loaned securities (“Loan Substitute Payment”) for the account of the Client. The Lending Agent shall also instruct each Approved Borrower which is a party to a SLA to remit any other fees payable on loaned securities to the Lending Agent for the account of the Client, and the Lending Agent shall receive, hold and administer the same for the account of the Client.
7.3	Corporate Actions and Proxy Rights. The Client acknowledges that, with respect to securities which are out on loan over the applicable record date for such action, unless otherwise agreed hereto, it will not be entitled to participate in any dividend reinvestment program or vote any proxies; provided, however, that the Client may recall such securities upon sufficient notice to exercise proxy rights. Corporate actions will otherwise be processed in accordance with the SLA.

8.         Reports and Statements. The Lending Agent shall furnish the Client with the reports and statements set forth in the Securities Lending Guidelines or as otherwise agreed from time to time.

9.         SIPC Coverage. THE PARTIES ACKNOWLEDGE THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 OR THE DODD-FRANK ACT OF 2010 MAY NOT PROTECT THE FUND WITH RESPECT TO THE SECURITIES LOAN TRANSACTION AND THAT, THEREFORE, THE COLLATERAL DELIVERED BY AN APPROVED BORROWER TO THE FUND MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF THE OBLIGATION OF THE APPROVED BORROWER IN THE EVENT THE APPROVED BORROWER (OR ITS AGENT) FAILS TO RETURN THE SECURITIES. THE LENDING AGENT SHALL NOT BE RESPONSIBLE FOR ANY LOSSES INCURRED OR LIABILITIES WHICH ARISE SOLELY DUE TO THE APPLICATION OF SIPA OR DFA TO THE SECURITIES LENDING TRANSACTIONS DESCRIBED HEREIN.

10.       Client Information. The Client covenants and agrees to promptly furnish to the Lending Agent any information regarding the Client which is necessary to effect transactions on behalf of the Client, including, but not limited to, any limitations imposed pursuant to any applicable law, regulation, authority, charter, by-law, statute or other instrument. The Lending Agent agrees to comply with such restrictions and limitations.

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10.1	The Lending Agent may not disclose or supply any information regarding the Client or Fund unless required by any law or governmental regulation now or hereafter in effect or requested to do so by the Client; provided that the Lending Agent may disclose or supply information regarding the Client and/or Fund and any transactions authorized by this Agreement as necessary in the sole discretion of the Lending Agent in order to facilitate, effect or continue any securities loans hereunder or to assist in the analysis of the performance of the securities lending program.

11.       Tax Treatment. The Client acknowledges that the tax treatment of Substitute Payments may differ from the tax treatment of the interest or dividend to which such payment relates and that the Client has made its own determination as to the tax treatment of any securities loan transactions undertaken pursuant to this Agreement and of any dividends, distributions, remuneration or other funds received hereunder. The Client also acknowledges that, to the extent that either the Client or the Approved Borrower is a non-U.S. resident, the Lending Agent may be required to withhold tax on amounts payable to or by the Client pursuant to a securities loan and may at any time claim from the Client any shortfall in the amount so withheld.

12.       Responsibility of the Lending Agent. Except as otherwise set forth herein, and subject to the requirements of applicable law, the Lending Agent shall not be liable with respect to any losses incurred by the Client in connection with this securities lending program or under any provision hereof, except to the extent that such losses result from the Lending Agent’s willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties under this Agreement. The Lending Agent shall not be liable for losses, costs, expenses or liabilities caused by or resulting from the acts or omissions of the Client or of any agent or third party custodian of the Client. The Lending Agent shall not be responsible for any special, punitive, indirect or consequential damages, whether or not the Lending Agent has been apprised of the likelihood of such damages.

13.       Standard of Care: Indemnification.

13.1	Subject to Section 6, the Client shall indemnify and hold harmless the Lending Agent (which, for purposes of this paragraph shall include its respective officers, directors, partners, managers, employees and agents) from and against any and all claims, damages, liabilities, losses, costs or expenses, including the reasonable fees and expenses of counsel (each, a “Loss”) incurred, suffered or sustained by the Lending Agent, which arise from the Lending Agent’s actions or failure to act, in either case taken in good faith in performance of this Agreement, except to the extent that such claims, damages, liabilities, losses, costs or expenses were caused by the willful misfeasance, bad faith, negligence or reckless disregard of the Lending Agent, provided that the Client’s indemnification obligation with respect to the acts or omissions of the Advisor shall not exceed the indemnification provided by such Advisor to the Client. This indemnity shall survive the termination of this Agreement and the resignation or removal of the Lending Agent as agent.
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13.2	The Lending Agent shall indemnify and hold harmless the Client and each Fund, its Board of Directors/Trustees and the Advisor (which for purposes of this paragraph shall include its officers, directors, partners, managers, employees and agents) and any other investment advisor for the Clients and Funds from any and all Losses to the extent that any such Loss arises out of the material breach of this Agreement by or the willful misfeasance, bad faith, negligence or reckless disregard of the Lending Agent, its officers, directors or employees in connection with the securities lending activities undertaken pursuant to this Agreement, provided that the Lending Agent’s indemnification obligation with respect to the acts or omissions of its subcustodians shall not exceed the indemnification provided by the applicable subcustodian to the Lending Agent. This indemnity shall survive the termination of this Agreement and the resignation or removal of the Lending Agent.

14.       Representations and Warranties. Each party represents and warrants to the other that (i) it has due authority to enter into and perform this Agreement and any transactions contemplated thereby; (ii) the execution and performance of this Agreement and any transaction contemplated thereby has been duly authorized by all necessary action, corporate or otherwise, and does not violate any law, regulation, charter, by-law or other instrument, restriction or provision applicable to it; and (iii) this Agreement constitutes such party’s legal, valid and binding obligation enforceable in accordance with its terms. In addition, the Client represents that: (a) any loan authorized hereunder and the performance of this Agreement in respect of such loan is authorized by the prospectus and other constitutive documents of the Client (including any limits as to the aggregate amount of authorized lending under such documents); and (b) as to any securities lent at any time and from time to time on behalf of the Client, the Client shall be the owner thereof with clear title thereto and no lien, charge or encumbrance upon such securities shall exist.

15.       Non-Exclusivity of Agency Service and Similar Matters. The Client acknowledges that the Lending Agent, acting on behalf of other lending clients, may effect transactions with or for the same Approved Borrowers to which loans of securities may be made hereunder, which transactions may give rise to potential conflict of interest situations. Lending opportunities among Approved Borrowers shall be allocated at the discretion of the Lending Agent in an equitable manner.

16.       Force Majeure. The Lending Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of, or caused directly or indirectly by, circumstances beyond its control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, transportation, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation. Without limiting the foregoing, but subject to Section 6, the Lending Agent shall not be responsible for economic, political or investment risks incurred through the Client’s participation in this securities lending program.

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17.        Reliance on Client Communications. The Lending Agent shall be entitled to conclusively rely upon any certification, notice or other communication (including by telephone (if promptly confirmed in writing), telex, facsimile, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of an approved person of the party sending such certification, notice or other communication. The Lending Agent reserves the right to notify the Client of any restrictions (self-imposed or otherwise) concerning its activities worldwide. The Lending Agent and the Client shall each have the right to consult with counsel with respect to their respective rights and duties hereunder and shall not be liable for actions taken or not taken in reliance on such advice.

18.       Compensation. In connection with the lending of Available Securities, a Fund shall pay to the Lending Agent a percentage (the “Lending Agent Fee Percentage”) of the net amount earned from securities lending activities, consisting of income earned on the investment and reinvestment of Cash Collateral plus any Securities Loan Fees otherwise paid by the Authorized Borrowers. For purposes of this Agreement, “Securities Loan Fees” shall mean the amount payable by an Authorized Borrower to the Lending Agent, as agent to the Fund, pursuant to the applicable SLA in connection with the loan of Available Securities, if any, collateralized by collateral other than Cash Collateral. The net amount to be paid to the Lending Agent shall be computed after deducting (a) any applicable rebate due to the Authorized Borrowers under the applicable SLA and (b) Cash Management Costs. “Cash Management Costs” shall mean the expenses incurred in connection with the management and investment of a Fund’s Cash Collateral in accordance with Section 5 of this Agreement, including any fees payable to the Lending Agent, the Advisor or any other affiliate of the Lending Agent as a result of the investment of Cash Collateral in any joint account, fund or similar vehicle. The Lending Agent, upon mutual agreement with the Client, may determine to cap the Cash Management Costs. Any such cap on the Cash Management Costs shall be set forth in Appendix A hereto, as such Appendix may be amended from time to time. The Lending Agent Fee Percentage shall be such percentage as may from time to time be agreed upon by the Board of Directors/Trustees of the Client and the Lending Agent and shall be set forth in writing. Effective as of February 1, 2014, the Lending Agent Fee Percentage for each Fund is set forth in Appendix A hereto. The Client authorizes and directs the Lending Agent to deduct amounts equal to such compensation from the Custody Account and to retain such amounts as compensation. The Lending Agent shall notify the Client, on or about the 10th (tenth) day of each month, of the amount of fees due the Lending Agent hereunder and, promptly upon receipt of such notice, the Client shall effect the requisite payment to the Lending Agent in immediately available funds of U.S. dollars. The Lending Agent shall be responsible for all transaction fees and all other operational costs relating to securities lending activities, other than Cash Management Costs as described above and extraordinary expenses (e.g., litigation and indemnification expenses), each to be borne by the respective Fund.

19.       Termination. This Agreement may be terminated at any time upon mutual written agreement of the Lending Agent and the Client or upon sixty (60) days’ prior written notice to the other party; provided that the indemnification obligations in Section 13 shall survive any such termination.

20.       Action on Termination. It is agreed that (a) upon receipt of notice of termination, no further loans shall be made hereunder by the Lending Agent and (b) the Lending

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Agent shall, as promptly as possible after termination of this Agreement, terminate any and all outstanding loans but continue to administer to any outstanding loans as necessary to effect their termination and remit and deliver to the Custody Account all securities, earnings and other items due to the Client. The provisions hereof shall continue in full force and effect in all other respects until all loans have been terminated and all obligations satisfied as herein provided. Both parties shall take all commercially reasonable steps to cooperate to provide a smooth transition in the event of a termination.

21.       Notices. All notices, demands and other communications hereunder shall be in writing and delivered or transmitted (as the case may be) by registered mail, facsimile, telex, courier, or be effected by telephone promptly confirmed in writing and delivered or transmitted as aforesaid, to the intended recipient as provided below. Notices shall be effective upon receipt.

21.1	Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Lending Agent, shall be sufficiently given if addressed to BlackRock Investment Management LLC and received by it at its offices at 1 University Square Drive, Princeton, NJ 08540, Attention: Howard Surloff, with a copy to BlackRock Investment Management, LLC, 400 Howard Street, San Francisco, CA 94105, Attention: Securities Lending Group, or at such other place as the Lending Agent may from time to time designate in writing.
21.2	Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Client shall be sufficiently given if addressed to the Client and received by it at its offices at 100 Bellevue Parkway, Wilmington, Delaware 19809 and received by: Neal Andrews, or at such other place as the Client may from time to time designate in writing.

22.       Governing Law and Jurisdiction. This agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to conflict of law provisions thereof. The parties hereto hereby irrevocably consent to the exclusive jurisdiction of (and waive dispute of venue in) the courts of the State of New York and the federal courts located in New York City in the Borough of Manhattan.

23.       Entire Agreement. This Agreement supersedes any other agreement between the parties hereto concerning loans of securities owned by the Client. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement together with any other written agreements between the parties entered into concurrently with this Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereby and supersede all previous oral or written negotiations, commitments and understandings related thereto.

24.       Assignment. This Agreement shall not be assigned by any party without the prior written consent of the other party.

25.       Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings provided in the SLA.

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26.        Amendment. This Agreement may not be amended or modified in any respect, without the written agreement of both parties.

27.       Waiver. No provision of this Agreement may be waived, without the written agreement of both parties. No waiver by one party of any obligation of the other hereunder shall be considered a waiver of any other obligation of such party. The failure of a party to this Agreement to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

28.       Remedies. All remedies hereunder shall survive the termination of this Agreement.

29.       Severability. In the event any provision of this Agreement is adjudicated to be void, illegal, invalid, or unenforceable, the remaining terms and provisions of this Agreement shall not be affected thereby, and each of such remaining terms and provisions shall be valid and enforceable to the fullest extent permitted by law, unless a party demonstrates by a preponderance of the evidence that the invalidated provision was an essential economic term of the Agreement.

30.       Further Assurances. Each party hereto shall execute and deliver such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

31.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall be deemed one and the same instrument.

32.       Headings. The headings of sections herein are included solely for convenience and shall have no effect on the meaning of this Agreement.

33.       Separate Agreement. Execution of this Agreement by more than one Client or on behalf of more than one Fund shall not create any contractual or other obligation between or among such Clients or Funds, and this Agreement shall constitute a separate agreement between the Lending Agent and each Client on behalf of each respective Fund. Every reference to Client or Fund shall be construed to be a reference solely to the particular Client or Fund that is a party to the relevant transaction. Each of the parties agrees that under no circumstances shall any rights, obligations, remedies or liabilities of a particular Client or Fund, or with respect to transactions to which a particular Client or Fund is a party, be deemed to constitute rights, obligations, remedies or liabilities applicable to any other Client or Fund or to transactions to which other Clients or Funds are parties, and the Lending Agent shall have no right to set off claims of any Client or Fund against property or liabilities of any other Client or Fund. All transactions are entered into in reliance on the fact that this Agreement constitutes a separate agreement between the Lending Agent and the Client or Fund.

34.       Additional Parties. The Lending Agent agrees that additional Clients may be added as parties to this Agreement from time to time upon written notice to the Lending Agent and upon written consent of the Lending Agent to the addition of any such additional Client.

13

35.       Business Trust. With respect to a Client which is a business trust, the Lending Agent acknowledges and agrees that this Agreement is executed by such Client on behalf of the trustees of such Client as trustees and not individually; and no trustee, shareholder, officer, employee or agent of such business trust shall be held to any personal liability, nor shall resort be had to their property for the satisfaction of the Client’s obligations under this Agreement, and such obligations are binding only upon the assets and property of such Client.

36.       Series Trusts. The parties acknowledge that the Client may be an investment company, whose assets may be allocated to two or more series. In such case, the Lending Agent agrees to seek satisfaction of all obligations of such Client hereunder solely out of the assets of the series on whose behalf the Transaction(s) giving to the obligations was entered into. If the Client establishes two or more series, the Client shall so indicate on Schedule A or otherwise give notice thereof and identify such series, and from such time the liability of such series shall be limited as set forth above, as though and to the same extent as if such series was a separate and distinct Client hereunder.

14

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and behalf as of the day and year first set forth above.

BLACKROCK ADVISORS, LLC, on behalf of the investment companies indicated on Schedule A

By:	/s/ Neal Andrews
	Name:	Neal Andrews
	Title:	Managing Director

BLACKROCK INVESTMENT MANAGEMENT, LLC, as Lending Agent

By:	/s/ Michael Weaver
	Name:	Michael Weaver
	Title:	Managing Director

15

Schedule A: Clients and Funds

Closed-End Complex

BlackRock Alternatives Allocation FB Portfolio LLC

BlackRock Alternatives Allocation FB TEI Portfolio LLC

BlackRock Alternatives Allocation Master Portfolio LLC

BlackRock Alternatives Allocation Portfolio LLC

BlackRock Alternatives Allocation TEI Portfolio LLC

BlackRock Build America Bond Trust

BlackRock California Municipal 2018 Term Trust

BlackRock California Municipal Income Trust

BlackRock Core Bond Trust

BlackRock Corporate High Yield Fund, Inc.

BlackRock Corporate High Yield Fund III, Inc.

BlackRock Corporate High Yield Fund V, Inc.

BlackRock Corporate High Yield Fund VI, Inc.

BlackRock Credit Allocation Income Trust

BlackRock Debt Strategies Fund, Inc.

BlackRock Defined Opportunity Credit Trust

BlackRock Dividend Income Trust

BlackRock EcoSolutions Investment Trust

BlackRock Energy and Resources Trust

BlackRock Enhanced Capital and Income Fund, Inc.

BlackRock Enhanced Equity Dividend Trust

BlackRock Enhanced Government Fund, Inc.

BlackRock Fixed Income Value Opportunities

BlackRock Floating Rate Income Strategies Fund, Inc.

BlackRock Floating Rate Income Trust

BlackRock Florida Municipal 2020 Term Trust

BlackRock Global Opportunities Equity Trust

BlackRock Health Sciences Trust

BlackRock High Income Shares

BlackRock High Yield Trust

BlackRock Income Opportunity Trust, Inc.

BlackRock Income Trust, Inc.

BlackRock International Growth and Income Trust

BlackRock Investment Quality Municipal Trust, Inc.

BlackRock Limited Duration Income Trust

BlackRock Long-Term Municipal Advantage Trust

BlackRock Maryland Municipal Bond Trust

BlackRock Massachusetts Tax-Exempt Trust

BlackRock Multi-Sector Income Trust

BlackRock Muni Intermediate Duration Fund, Inc.

BlackRock Muni New York Intermediate Duration Fund, Inc.

BlackRock MuniAssets Fund, Inc.

BlackRock Municipal 2018 Term Trust

Sched A-1

BlackRock Municipal 2020 Term Trust

BlackRock Municipal Bond Investment Trust

BlackRock Municipal Bond Trust

BlackRock Municipal Income Investment Quality Trust

BlackRock Municipal Income Investment Trust

BlackRock Municipal Income Quality Trust

BlackRock Municipal Income Trust

BlackRock Municipal Income Trust II

BlackRock Municipal Target Term Trust

BlackRock MuniEnhanced Fund, Inc.

BlackRock MuniHoldings California Quality Fund, Inc.

BlackRock MuniHoldings Fund, Inc.

BlackRock MuniHoldings Fund II, Inc.

BlackRock MuniHoldings Investment Quality Fund

BlackRock MuniHoldings New Jersey Quality Fund, Inc.

BlackRock MuniHoldings New York Quality Fund, Inc.

BlackRock MuniHoldings Quality Fund, Inc.

BlackRock MuniHoldings Quality Fund II, Inc.

BlackRock MuniVest Fund, Inc.

BlackRock MuniVest Fund II, Inc.

BlackRock MuniYield Arizona Fund, Inc.

BlackRock MuniYield California Fund, Inc.

BlackRock MuniYield California Quality Fund, Inc.

BlackRock MuniYield Fund, Inc.

BlackRock MuniYield Investment Fund

BlackRock MuniYield Investment Quality Fund

BlackRock MuniYield Michigan Quality Fund, Inc.

BlackRock MuniYield Michigan Quality Fund II, Inc.

BlackRock MuniYield New Jersey Fund, Inc.

BlackRock MuniYield New Jersey Quality Fund, Inc.

BlackRock MuniYield New York Quality Fund, Inc.

BlackRock MuniYield Pennsylvania Quality Fund

BlackRock MuniYield Quality Fund, Inc.

BlackRock MuniYield Quality Fund II, Inc.

BlackRock MuniYield Quality Fund III, Inc.

BlackRock New Jersey Municipal Bond Trust

BlackRock New Jersey Municipal Income Trust

BlackRock New York Municipal 2018 Term Trust

BlackRock New York Municipal Bond Trust

BlackRock New York Municipal Income Quality Trust

BlackRock New York Municipal Income Trust

BlackRock New York Municipal Income Trust II

BlackRock Preferred Partners LLC

BlackRock Real Asset Equity Trust

BlackRock Resources & Commodities Strategy Trust

BlackRock Senior High Income Fund, Inc.

Sched A-2

BlackRock Strategic Bond Trust

BlackRock Utility and Infrastructure Trust

BlackRock Virginia Municipal Bond Trust

The BlackRock Pennsylvania Strategic Municipal Trust

The BlackRock Strategic Municipal Trust

Equity-Liquidity Complex

BBIF Government Securities Fund

BBIF Money Fund

BBIF Tax-Exempt Fund

BBIF Treasury Fund

BIF Government Securities Fund

BIF Money Fund

BIF Tax-Exempt Fund

BIF Treasury Fund

BIF Multi-State Municipal Series Trust

BIF California Municipal Money Fund

BIF Connecticut Municipal Money Fund

BIF Massachusetts Municipal Money Fund

BIF Michigan Municipal Money Fund

BIF New Jersey Municipal Money Fund

BIF New York Municipal Money Fund

BIF Ohio Municipal Money Fund

BIF Pennsylvania Municipal Money Fund

BlackRock Emerging Markets Fund, Inc.

BlackRock Financial Institutions Series Trust

BlackRock Summit Cash Reserves Fund

BlackRock FundsSM

BlackRock All-Cap Energy & Resources Portfolio

BlackRock Commodity Strategies Fund

BlackRock Disciplined Small Cap Core Fund

BlackRock Emerging Market Allocation Portfolio

BlackRock Emerging Markets Dividend Fund

BlackRock Emerging Markets Long/Short Equity Fund

BlackRock Energy & Resources Portfolio

BlackRock Exchange Portfolio

BlackRock Flexible Equity Fund

BlackRock Global Long/Short Credit Fund

BlackRock Global Long/Short Equity Fund

BlackRock Global Opportunities Portfolio

BlackRock Health Sciences Opportunities Portfolio

BlackRock International Opportunities Portfolio

BlackRock Managed Volatility Portfolio

Sched A-3

BlackRock Mid-Cap Growth Equity Portfolio

BlackRock Money Market Portfolio

BlackRock Municipal Money Market Portfolio

BlackRock Multi-Asset Real Return Fund

BlackRock New Jersey Municipal Money Market Portfolio

BlackRock North Carolina Municipal Money Market Portfolio

BlackRock Ohio Municipal Money Market Portfolio

BlackRock Pennsylvania Municipal Money Market Portfolio

BlackRock Real Estate Securities Fund

BlackRock Science & Technology Opportunities Portfolio

BlackRock Short Obligations Fund

BlackRock Short-Term Treasury Fund

BlackRock Small Cap Growth Equity Portfolio

BlackRock Strategic Risk Allocation Fund

BlackRock U.S. Opportunities Portfolio

BlackRock U.S. Treasury Money Market Portfolio

BlackRock Ultra-Short Obligations Fund

BlackRock Virginia Municipal Money Market Portfolio

BlackRock Index Funds, Inc.

BlackRock International Index Fund

BlackRock Small Cap Index Fund

BlackRock Large Cap Series Funds, Inc.

BlackRock Large Cap Core Fund

BlackRock Large Cap Core Retirement Portfolio

BlackRock Large Cap Core Plus Fund

BlackRock Large Cap Growth Fund

BlackRock Large Cap Growth Retirement Portfolio

BlackRock Large Cap Value Fund

BlackRock Large Cap Value Retirement Portfolio

BlackRock Latin America Fund, Inc.

BlackRock Liquidity Funds

California Money Fund

Federal Trust Fund

FedFund

MuniCash

MuniFund

New York Money Fund

TempCash

TempFund

T-Fund

Treasury Trust Fund

BlackRock Master LLC

BlackRock Master International Portfolio

BlackRock Master Small Cap Growth Portfolio

BlackRock Pacific Fund, Inc.

Sched A-4

BlackRock Series, Inc.

BlackRock International Fund

BlackRock Small Cap Growth Fund II

Funds for Institutions Series

FFI Government Fund

FFI Institutional Fund

FFI Institutional Tax-Exempt Fund

FFI Premier Institutional Fund

FFI Select Institutional Fund

FFI Treasury Fund

Master Institutional Money Market LLC

Master Government Portfolio

Master Institutional Portfolio

Master Institutional Tax-Exempt Portfolio

Master Treasury Portfolio

Master Premier Institutional Portfolio

Master Government Securities LLC

Master Large Cap Series LLC

Master Large Cap Core Portfolio

Master Large Cap Growth Portfolio

Master Large Cap Value Portfolio

Master Money LLC

Master Tax-Exempt LLC

Master Treasury LLC

Quantitative Master Series LLC

Master Extended Market Index Series

Master International Index Series

Master Small Cap Index Series

Ready Assets Prime Money Fund

Ready Assets U.S. Treasury Money Fund

Ready Assets U.S.A. Government Money Fund

Retirement Series Trust

Retirement Reserves Money Fund

Equity-Bond Complex

BlackRock Allocation Target Shares

BATS: Series C Portfolio

BATS: Series M Portfolio

BATS: Series P Portfolio

BATS: Series S Portfolio

BlackRock Balanced Capital Fund, Inc.

BlackRock Basic Value Fund, Inc.

Sched A-5

BlackRock Bond Fund, Inc.

BlackRock Total Return Fund

BlackRock California Municipal Series Trust

BlackRock California Municipal Bond Fund

BlackRock Capital Appreciation Fund, Inc.

BlackRock CoRI Funds

BlackRock CoRI 2015 Fund
BlackRock CoRI 2017 Fund
BlackRock CoRI 2019 Fund
BlackRock CoRI 2021 Fund
BlackRock CoRI 2023 Fund

BlackRock Equity Dividend Fund

BlackRock EuroFund

BlackRock Focus Growth Fund, Inc.

BlackRock Funds II

BlackRock Aggressive Growth Prepared Portfolio

BlackRock Core Bond Portfolio

BlackRock Conservative Prepared Portfolio

BlackRock Emerging Market Local Debt Portfolio

BlackRock Floating Rate Income Portfolio

BlackRock Global Dividend Portfolio

BlackRock GNMA Portfolio

BlackRock Growth Prepared Portfolio

BlackRock High Yield Bond Portfolio

BlackRock Inflation Protected Bond Portfolio

BlackRock International Bond Portfolio

BlackRock Investment Grade Bond Portfolio

BlackRock Low Duration Bond Portfolio

BlackRock Moderate Prepared Portfolio

BlackRock Multi-Asset Income Portfolio

BlackRock Secured Credit Portfolio

BlackRock Strategic Income Opportunities Portfolio

BlackRock U.S. Government Bond Portfolio

LifePath® Active 2015 Portfolio

LifePath® Active 2020 Portfolio

LifePath® Active 2025 Portfolio

LifePath® Active 2030 Portfolio

LifePath® Active 2035 Portfolio

LifePath® Active 2040 Portfolio

LifePath® Active 2045 Portfolio

LifePath® Active 2050 Portfolio

LifePath® Active 2055 Portfolio

BlackRock Global Allocation Fund, Inc.

BlackRock Global SmallCap Fund, Inc.

BlackRock Long-Horizon Equity Fund

BlackRock Mid Cap Value Opportunities Series, Inc.

BlackRock Mid Cap Value Opportunities Fund

Sched A-6

BlackRock Multi-State Municipal Series Trust

BlackRock New Jersey Municipal Bond Fund

BlackRock New York Municipal Bond Fund

BlackRock Pennsylvania Municipal Bond Fund

BlackRock Municipal Bond Fund, Inc.

BlackRock High Yield Municipal Fund

BlackRock National Municipal Fund

BlackRock Short-Term Municipal Fund

BlackRock Municipal Series Trust

BlackRock Intermediate Municipal Fund

BlackRock Natural Resources Trust

BlackRock Series Fund, Inc.

BlackRock Balanced Capital Portfolio

BlackRock Capital Appreciation Portfolio

BlackRock Global Allocation Portfolio

BlackRock High Yield Portfolio

BlackRock Large Cap Core Portfolio

BlackRock Money Market Portfolio

BlackRock Total Return Portfolio

BlackRock U.S. Government Bond Portfolio

BlackRock Value Opportunities Fund, Inc.

BlackRock Variable Series Funds, Inc.

BlackRock Basic Value V.I. Fund

BlackRock Capital Appreciation V.I. Fund

BlackRock Equity Dividend V.I. Fund

BlackRock Global Allocation V.I. Fund

BlackRock Global Opportunities V.I. Fund

BlackRock High Yield V.I. Fund

BlackRock International V.I. Fund

BlackRock Large Cap Core V.I. Fund

BlackRock Large Cap Growth V.I. Fund

BlackRock Large Cap Value V.I. Fund

BlackRock Managed Volatility V.I. Fund

BlackRock Money Market V.I. Fund

BlackRock S&P 500 Index V.I. Fund

BlackRock Total Return V.I. Fund

BlackRock U.S. Government Bond V.I. Fund

BlackRock Value Opportunities V.I. Fund

BlackRock World Income Fund, Inc.

FDP Series, Inc.

Franklin Templeton Total Return FDP Fund

Invesco Value FDP Fund

Marsico Growth FDP Fund

MFS Research International FDP Fund

Sched A-7

Managed Account Series

BlackRock U.S. Mortgage Portfolio

Global SmallCap Portfolio

Mid Cap Value Opportunities Portfolio

Master Basic Value LLC

Master Bond LLC

Master Total Return Portfolio

Master Focus Growth LLC

Master Value Opportunities LLC

Amended: February 1, 2014

Sched A-8

Schedule B: Forms of Securities Loan Agreement

App A-1

Appendix A

Closed-End Complex and Equity-Liquidity Complex: Specials Only Program

1.	For the Funds in each of the BlackRock Equity-Liquidity Complex and the BlackRock Closed-End Complex (each, a “Lending Complex”), the Lending Agent Fee Percentage is twenty percent (20%).
2.	For the Funds in the Closed-End Complex, notwithstanding paragraph 1 above, if at any point during a calendar year, the gross revenues earned by such Funds and any other funds in such Lending Complex (and any future fund in such Lending Complex) exceed $850,000 (reduced to $780,000 for the year ending December 31, 2014) (the “Breakpoint”), the Lending Agent Fee Percentage set forth above shall be reduced to fifteen percent (15%) in allocating net income after gross revenues for the calendar year equal the Breakpoint. The adjusted allocation shall become effective on incremental gross income starting on the next business day after the Breakpoint is reached.
3.	For the Funds in the Equity-Liquidity Complex, notwithstanding paragraph 1, if at any point during a calendar year, the gross revenues earned by such Funds and any other funds in such Lending Complex (and any future fund in such Lending Complex) prior to payment of compensation to the Lending Agent exceed $7,260,000 (the gross revenues earned by such Lending Complex from the lending of Specials Only Securities during the calendar year ended December 31, 2013) (the “Breakpoint”), the Lending Agent Fee Percentage set forth above shall be reduced to fifteen percent (15%) in allocating net income after gross revenues for the calendar year equal the Breakpoint. The adjusted allocation shall become effective on incremental gross income starting on the next business day after the Breakpoint is reached.
4.	The Client and the Lending Agent agree and acknowledge that no advisory fee is payable with respect to management and investment of a Fund’s Cash Collateral in any joint account, fund or similar vehicle. The Lending Agent has agreed to cap the Cash Management Costs in respect of the investment of Cash Collateral in Money Market Series on an annualized basis at 0.04% of the daily net asset value of Money Market Series. The cap on the Cash Management Costs may be raised or reduced upon mutual agreement between the Lending Agent and the Client. In the event that a Fund directly or indirectly bears any Cash Management Costs, as computed at least monthly by the Lending Agent or its designee, in excess of such cap, then such excess shall, without limitation, be deemed a transaction fee or other operational cost for which the Lending Agent shall be responsible.
App A-1

Equity-Bond Complex – Full Program

5.	For the Funds in the BlackRock Equity-Bond Complex (the “Lending Complex”), the Lending Agent Fee Percentage shall be as set forth below:
a.	With respect to a Fund that is identified as a “U.S. Equity Fund” in accordance with a methodology agreed to between the Lending Agent and the Client, the Lending Agent Fee Percentage is thirty percent (30%).
b.	With respect to a Fund that is identified as an “International Equity Fund” in accordance with a methodology agreed to between the Lending Agent and the Client, the Lending Agent Fee Percentage is thirty percent (30%); provided, however, that for the period February 1, 2014 through December 31, 2014, the Lending Agent Fee Percentage shall be twenty-five percent (25%).
c.	With respect to a Fund that is identified as a “Fund of Funds” in accordance with a methodology agreed to between the Lending Agent and the Client, the Lending Agent Fee Percentage is twenty-five percent (25%).
d.	With respect to a Fund that is identified as a “Fixed Income Fund” in accordance with a methodology agreed to between the Lending Agent and the Client, the Lending Agent Fee Percentage is twenty-five percent (25%).
6.	Notwithstanding the foregoing, if at any point during a calendar year, the gross revenues earned by the Funds in the Lending Complex (and any future Fund in such Lending Complex) prior to payment of compensation to the Lending Agent exceed $12,120,000 (the gross revenues earned by such Lending Complex from the lending of its securities during the calendar year ended December 31, 2013) (the “Breakpoint”), the Lending Agent Fee Percentage shall be reduced as follows in allocating net income after the gross revenues for the calendar year equal the Breakpoint:
a.	With respect to a Fund that is identified as a “U.S. Equity Fund” in accordance with a methodology agreed to between the Lending Agent and the Client, the Lending Agent Fee Percentage shall be twenty-five percent (25%).
b.	With respect to a Fund that is identified as an “International Equity Fund” in accordance with a methodology agreed to between the Lending Agent and the Client, the Lending Agent Fee Percentage shall be twenty-five percent (25%); provided, however, that for the period February 1, 2014 through December 31, 2014, the Lending Agent Fee Percentage shall be twenty percent (20%).
c.	With respect to a Fund that is identified as a “Fund of Funds” in accordance with a methodology agreed to between the Lending Agent and the Client, the Lending Agent Fee Percentage shall be twenty percent (20%).
d.	With respect to a Fund that is identified as a “Fixed Income Fund” in accordance with a methodology agreed to between the Lending Agent and the Client, the Lending Agent Fee Percentage shall be twenty percent (20%).
App A-2

The adjusted allocation shall become effective on incremental gross income starting on the next business day after the Breakpoint is reached.

7.	The Client and the Lending Agent agree and acknowledge that no advisory fee is payable with respect to management and investment of a Fund’s Cash Collateral in any joint account, fund or similar vehicle. The Lending Agent has agreed to cap the Cash Management Costs in respect of the investment of Cash Collateral in Money Market Series on an annualized basis at 0.04% of the daily net asset value of Money Market Series. The cap on the Cash Management Costs may be raised or reduced upon mutual agreement between the Lending Agent and the Client. In the event that a Fund directly or indirectly bears any Cash Management Costs, as computed at least monthly by the Lending Agent or its designee, in excess of such cap, then such excess shall, without limitation, be deemed a transaction fee or other operational cost for which the Lending Agent shall be responsible.
8.	Notwithstanding any of the foregoing, if the fee calculated pursuant to paragraphs 5, 6 and 7 above would result in an effective fee split for a Fund that is identified as a U.S. Equity Fund, International Equity Fund or a Fund of Funds in such Lending Complex of less than sixty five percent (65%) of the sum of such Fund’s securities lending income (after deducting the rebate to the Approved Borrowers) and Cash Management Costs for any day (the “Effective Fee Split Floor”), then the Lending Agent’s fees for such day shall be reduced to the extent necessary to provide such Fund with the Effective Fee Split Floor.
9.	Notwithstanding any of the foregoing, if the fee calculated pursuant to paragraphs 5, 6 and 7 above would result in an effective fee split for a Fund that is identified as a Fixed Income Fund in such Lending Complex of less than seventy percent (70%) of the sum of such Fund’s securities lending income (after deducting the rebate to the Approved Borrowers) and Cash Management Costs for any day (the “Effective Fee Split”), then the Lending Agent’s fees for such day shall be reduced to the extent necessary to provide such Fund with the Effective Fee Split.
App A-3